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                                                                 Exhibit 10.3.1



                              CONFIDENTIAL DOCUMENT



           CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
                        SECURITIES AND EXCHANGE COMMISSION.

                         ASTERISKS DENOTE SUCH OMISSIONS.



                                LICENSE AGREEMENT


                                     BETWEEN


                            GTC BIOTHERAPEUTICS, INC.


                                       AND


                               PHARMING GROUP N.V.


                                       AND


                       PHARMING INTELLECTUAL PROPERTY B.V.







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CONFIDENTIAL

                                LICENSE AGREEMENT


     THIS LICENSE AGREEMENT (this "AGREEMENT") is effective as of the date of the last signature below (the "EFFECTIVE DATE") between and among GTC Biotherapeutics, Inc. (formerly Genzyme Transgenics Corporation) ("GTC"), having a place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702-9322, U.S.A., and Pharming Group N.V. and Pharming Intellectual Property B.V., having a place of business at 4 Archimedesweg, 2333 CA Leiden, The Netherlands (Pharming Group N.V. and Pharming Intellectual Property B.V. collectively referred to herein as "PHARMING") (GTC and Pharming each individually a "PARTY" and collectively the "PARTIES").



                                R E C I T A L S


WHEREAS, GTC and Pharming each have substantial programs and interest in the development of transgenic animals;

WHEREAS, GTC and Pharming entered into that certain Agreement dated as of September 21, 1994 between GTC and Pharming, as amended by the Amendment Agreement dated as of April 23, 1997, the Settlement Agreement dated April 23, 1997, and the Second Amendment dated August 31, 1999 (the "CROSS LICENSE AGREEMENT");

WHEREAS, contemporaneously with entering into this Agreement, GTC and Pharming are entering into that certain Amended and Restated License Agreement (the "RESTATED BIOGEN AGREEMENT") which supercedes, amends, and restates that certain License Agreement dated December 26, 1990 entered into by and between Biogen, Inc. and Genzyme Corporation, as amended by the Cross-License Agreement;

WHEREAS, the Parties wish to establish hereby a strategic relationship for the more efficient development of Biopharmaceuticals; and

WHEREAS, the Parties now wish to also terminate and supercede the Cross License
         Agreement in its entirety;

NOW, THEREFORE the Parties agree as follows:

                                 I. DEFINITIONS

1.1 "AFFILIATE" shall mean an individual, trust, business trust, joint venture, partnership, subsidiary, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a Party. For the purposes of this definition, the


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CONFIDENTIAL

term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Party, shall mean the possession (directly or indirectly) of fifty percent (50%) or more of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or, where the laws of the jurisdiction in which such entity operates prohibit ownership by a Party of fifty percent (50%), such ownership shall be at the maximum level of ownership allowed by such jurisdiction.

     1.2 "BIOGEN PATENT RIGHTS" shall mean all patents and patent applications licensed to GTC pursuant to the Restated Biogen Agreement, including, without limitation, any and all patents and patent applications set forth on EXHIBIT A attached hereto and incorporated herein.

     1.3 "BIOPHARMACEUTICAL" shall mean any medicinal drug, therapeutic, vaccine or any medically useful composition whose origin, synthesis, or manufacture involves the use of microorganisms, recombinant animals (including, without limitation, chimeric or transgenic animals), nuclear transfer, microinjection, or cell culture techniques.

     1.4 "BUSINESS DAY" shall mean any day on which the banks are open for commercial banking business in the Commonwealth of Massachusetts.

     1.5 "CATTLE FIELD" shall mean the production, use and/or sale of transgenic or chimeric cattle (including their respective embryos, gametes and/or progeny) for the production of Biopharmaceuticals in the milk (including any fraction thereof) secreted from such transgenic or chimeric cattle, including, without limitation, the production of hSA.

     1.6 "CONFIDENTIAL INFORMATION" shall mean know-how, discoveries, experimental results, technology, inventions, technical information, software, data, biological materials, business and marketing information and the like, which is owned or controlled by a Party or which such Party is obligated to maintain in confidence, and which is treated by such Party as confidential in nature. Confidential Information shall include, without limitation, information deemed confidential information and previously disclosed under the Cross License Agreement.

     1.7 "DISCLOSING PARTY" shall have the meaning set forth in Section 8.1(a).

     1.8 "EUROPE" shall mean and shall be specifically limited to the following European countries: Austria, Belgium, Denmark, Germany, Finland, France, Great Britain, Greece, Italy, Luxembourg, Netherlands, Portugal, Spain, Ireland, Sweden, Switzerland, Norway and Monaco.

     1.9 "GOAT FIELD" shall mean the production, use and/or sale of transgenic or chimeric goats (including their respective embryos, gametes and/or progeny) for the production of Biopharmaceuticals in the milk (including any fraction thereof) secreted from such transgenic or chimeric goats.

     1.10 "FIELD" shall mean: (a) the Cattle Field; (b) the Goat Field; (c) the production, use and/or sale of transgenic or chimeric mice, rabbits, pigs, and/or sheep (including their respective embryos, gametes and/or progeny) for the production of Biopharmaceuticals in the milk (including any fraction thereof) secreted from such transgenic or chimeric animals; and (d) the use in any transgenic or chimeric cattle, goats, mice, rabbits, pigs, and/or sheep of a nucleic acid construct useful in the production of a system that includes the use of a recombinant casein


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CONFIDENTIAL


promoter sequence, which permits a female transgenic or chimeric animal to produce a desired Biopharmaceutical in the milk (or any fraction thereof) of such a transgenic or chimeric cattle, goats, mice, rabbits, pigs, and/or sheep during lactation.

     1.11 "GTC LICENSED PRODUCT" shall mean any product, the manufacture, use, or sale of which would, absent the licenses granted to GTC hereunder, infringe one or more Valid Claims of the Pharming Patent Rights.

     1.12 "GTC ANTIBODY PATENT RIGHTS" shall mean (a) U.S. Patent Nos.[*****], and all U.S. patent applications and any foreign counterpart applications, and future issued patents including all patents that have issued or in the case of applications heretofore filed, in the future issue therefrom or whose priority date is based thereon; and all related divisionals, continuations, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues or renewals, of the foregoing pertaining to the production of antibodies in the milk of transgenic mammals.

     1.13 "GTC PATENT RIGHTS" shall mean: (a) [*****], and any foreign counterpart applications, together with any and all patents that have issued or in the case of applications heretofore filed, in the future issue therefrom or whose priority date is based thereon; and (b) all related divisionals, continuations, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues or renewals, of the foregoing; and (c) the GTC Antibody Patent Rights.

     1.14 "HSA" shall mean human serum albumin.

     1.15 "NET SALES" shall mean the gross amounts received on the sale of the GTC Licensed Product or the Pharming Licensed Product (as the case may be) to a Third Party (or an Affiliate other than for resale) by or on behalf of GTC or Pharming or their respective Affiliates or sublicensees (as the case may be), less the following reasonable amounts: (a) customary trade, quantity or cash discounts or rebates allowed and actually taken; (b) amounts rebated, refunded or credited for rejected or returned GTC Licensed Products or Pharming Licensed Products (as the case may be) or because of retroactive price reductions, rebates or chargebacks; (c) government mandated rebates and discount programs;
(d) sales, use, turnover, excise taxes, or other governmental charges levied on or measured by sales, but not franchise or income taxes; and (e) customs duties, transportation, freight, shipping and handling charges, and insurance costs on shipments to customers. Transfer of a GTC Licensed Product by GTC or a Pharming Licensed Product by Pharming (as the case may be) to its Affiliate or sublicensee for resale shall not be considered a sale. Neither funding for research nor milestone payments shall be considered a Net Sale.

-----------------------------
* Confidential Treatment has been requested for the marked portion.

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CONFIDENTIAL

     1.16 In the case of a Combination Product, Net Sales shall mean the gross amount received by the respective Party, its Affiliate or sublicensee on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows: (i) if all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all GTC Licensed Product components or Pharming Licensed Products components (as the case may be) during such period when sold separately from the other active components, and B is the aggregate gross sales price of the other active components during such period when sold separately from the GTC Licensed Product components or the Pharming Licensed Product components (as the case may be); or
(ii) if all components of the Combination Product were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the GTC Licensed Product components or the Pharming Licensed Product components during the prior calendar quarter and D is the aggregate fully absorbed cost of the other active components during the prior calendar quarter, with such costs being determined in accordance with generally accepted accounting principles. As used herein, "COMBINATION PRODUCT" means a product that contains a GTC Licensed Product or a Pharming Licensed Product (as the case may be) as one component and at least one other active component.

     1.17 "PHARMING LICENSED PRODUCT" shall mean any product, the manufacture, use, or sale of which would, absent the licenses granted to Pharming hereunder, infringe one or more Valid Claims of the GTC Patent Rights.

     1.18 "PHARMING PATENT RIGHTS" shall mean: (a) all patents and patent applications as set forth on EXHIBIT B attached hereto and incorporated herein, together with any and all patents that have issued or in the case of applications heretofore filed, in the future issue therefrom or whose priority date is based thereon; and (b) all related divisionals, continuations, continuations-in-part, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues, renewals, extensions or additions to any such patents and patent applications; but shall specifically exclude the Biogen Patent Rights and the ProBio Patent Rights.

     1.19 "PHASE III CLINICAL TRIAL" shall mean a human clinical trial in any country the results of which could be used as pivotal source of data needed to establish the efficacy of a Biopharmaceutical thereby serving as a basis for the approval of a marketing application submitted to the United States Food and Drug Administration ("FDA") or the appropriate regulatory authority of such other country.

     1.20 "PROBIO PATENT RIGHTS" shall mean: (a) all those nuclear transfer patents and patent applications as set forth on EXHIBIT D attached hereto and incorporated herein, together with any and all patents that have issued or in the case of applications heretofore filed, in the future issue therefrom or whose priority date is based thereon; and (b) all related divisionals, continuations, continuations-in-part, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues, renewals, extensions or additions to any such patents and patent applications.

     1.21 "RECEIVING PARTY" shall have the meaning set forth in Section 8.1(a).

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CONFIDENTIAL


     1.22 "STEERING COMMITTEE" shall have the meaning set forth in Section
3.6(a).

     1.23 "THIRD PARTY" shall mean any entity other than Pharming or GTC or their respective Affiliates.

     1.24 "VALID CLAIM" shall mean a claim of an issued and unexpired patent included within the GTC Patent Rights or Pharming Patent Rights (as the case may be) which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.



                   II. TERMINATION OF CROSS LICENSE AGREEMENT

     2.1 TERMINATION. The Parties hereby agree that the Cross License Agreement is terminated and fully superceded by this Agreement as of the Effective Date of this Agreement. Other than the royalties described in Sections 4.3, 4.4 and 4.5 below, neither Party shall be required to pay to the other Party any additional amounts in respect of the Cross License Agreement, including, without limitation, any payments due to Pharming under the Cross License Agreement with respect to hSA and/or the production of any other proteins in the milk of transgenic animals. Neither Party shall be required to return to the other Party any amounts previously paid by the other Party in respect of the Cross License Agreement. This Section 2.1 shall survive any termination of this Agreement.

     2.2 SURVIVAL. Notwithstanding any provision to the contrary in the Cross License Agreement, no provision contained in that agreement shall survive termination of such agreement.

            III. LICENSE GRANTS; STRATEGIC PARTNERING OPPORTUNITIES

     3.1 LICENSES TO GTC.

          (a) TO PHARMING PATENT RIGHTS. Pharming hereby grants GTC and its Affiliates a non-exclusive, worldwide, non-terminable license with the right to grant sublicenses (subject to Section 3.5 below), under the Pharming Patent Rights for all uses in the Field, including without limitation, to make, have made, use, sell, offer for sale, import and export GTC Licensed Products in the Field. Such license shall not expire until the last to expire Valid Claim of the Pharming Patent Rights.


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CONFIDENTIAL


          (b) GTC'S LIMITED RIGHTS TO WORK IN CATTLE. The license granted to GTC in Section 3.1(a) above shall not apply to the production of [*****].

          (c) NEGOTIATION RIGHTS FOR [*****]. Notwithstanding any other provision herein GTC shall have a right of first negotiation for a period of six
(6) months following the Effective Date of this Agreement to enter into a development agreement concerning the commercial development of Pharming's transgenic [*****] cattle program whereby Pharming and GTC would become equal development partners for [*****], on terms mutually acceptable to both Parties to be determined in good faith negotiations initiated by GTC after the execution of this Agreement.

          (d) OPTION FOR FARM SERVICES. During the term of this Agreement and subject to availability, GTC shall have the right to enter into a service contract with Pharming for the utilization of Pharming's Wisconsin facility currently known as Vienna Farms for GTC's transgenic programs, by providing written notice of such election to Pharming. In such an event, the Parties shall enter into a service agreement with respect thereto which shall contain commercially reasonable terms and conditions, as determined in good faith negotiations.

          (e) NO OTHER RIGHTS. Except as expressly set forth in this Section 3.1, no other rights, express or implied, are granted hereunder to GTC under any patent rights or other intellectual property rights of Pharming. Except as otherwise expressly provided in this Section 3.1, under no circumstances shall GTC, as a result of this Agreement, obtain any ownership interest in or other right to the patent rights, technology or know-how of Pharming, including intellectual property owned, controlled or developed by or licensed to Pharming prior to or any time during the term of this Agreement. Furthermore, it is understood and agreed that this Agreement does not grant GTC any license or other right in or to the Pharming Patent Rights or Biogen Patent Rights for uses other than as specified in this Agreement for the term of this Agreement.

     3.2 LICENSE TO PHARMING.

          (a) TO GTC PATENT RIGHTS. Subject to the terms and conditions of this Agreement, GTC hereby grants Pharming and its Affiliates a non-exclusive, worldwide, non-terminable license with the right to grant sublicenses (subject to Section 3.5 below), under the GTC Patent Rights (other than the GTC Antibody Patent Rights), for all uses in the Field, including, without limitation, to make, have made, use, sell, offer for sale, import and export

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* Confidential Treatment has been requested for the marked portion.

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CONFIDENTIAL


Pharming Licensed Products in the Field. Such license shall not expire until the earlier of (i) the expiration of the last to expire Valid Claim of the GTC Patent Rights other than the GTC Antibody Patent Rights or (ii) termination of this Agreement pursuant to Sections 9.1 or 9.2 of this Agreement.

          (b) PHARMING'S LIMITED RIGHTS TO WORK IN GOATS. The license granted to Pharming in Section 3.2(a) above shall not apply to: (i) the sale of transgenic goats (including their gametes, embryos or progeny); and/or (ii) the production of human antithrombin-III and/or cystic fibrosis transmembrane conductance regulator from transgenic goats (including their gametes, embryos or progeny).

          (c) TO GTC ANTIBODY PATENT RIGHTS. Subject to the terms and conditions of this Agreement, and specifically subject to the provisions of Section 3.2
(c)(i)-(iv) below, GTC hereby grants Pharming and its Affiliates a non-exclusive, non-terminable license (until the earlier of (i) the expiration of the last to expire Valid Claim of the GTC Antibody Patent Rights, or (ii) termination of this Agreement pursuant to Sections 9.1 or 9.2 of this Agreement), with the right to grant sublicenses (subject to Section 3.5 below), under the GTC Antibody Patent Rights in Europe, Australia, and New Zealand for the development and commercialization of proprietary internal programs in the Field using antibodies owned or in-licensed by Pharming and/or its Affiliates.

               (i) The licenses to Pharming and its Affiliates (and sublicensees pursuant to Section 3.5 below) to the GTC Antibody Patent Rights are expressly subject to the successful termination of the potential declaration of any formal Interference between the Parties and Pharming taking all actions required of it under Section 6.2(e) below. GTC expressly reserves the right to rescind this license to the GTC Antibody Patent Rights should the Interference as contemplated in Section 6.2(e) not be successfully terminated. The Parties hereby also agree that such termination would not effect any other provisions of license grants provided for by this Agreement.

               (ii) For the avoidance of doubt, Pharming and its Affiliates (and sublicensees pursuant to Section 3.5 below) shall have no rights under this
Section 3.2(c) to practice the GTC Antibody Patent Rights: (1) in countries other than Europe, Australia, and New Zealand; or (2) to engage in, develop or manufacture antibodies for or on behalf of Third Parties on a contract basis anywhere in the world.

               (iii) Notwithstanding the foregoing provisions of this Section 3.2(c), Pharming and its Affiliates shall have the right to engage a marketing partner with respect to Pharming Licensed Products covered by a Valid Claim of the GTC Antibody Patent Rights in Europe, Australia and/or New Zealand.

               (iv) Notwithstanding the foregoing provisions of this Section 3.2(c), Pharming and its Affiliates shall have the right to produce transgenic founder generation animals capable of producing antibodies under the GTC Antibody Patent Rights at its Wisconsin facility currently known as Vienna Farms. In the event that Pharming and its Affiliates desire to produce or breed transgenic animals capable of producing antibodies under the GTC Antibody Patent

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Rights in locations within the United States other than the Wisconsin facility currently known as Vienna Farms, or desire to further manufacture, purify or analyze such antibodies in the United States, it shall provide notice to the Steering Committee and GTC, consent from each not being unreasonably withheld. Any antibodies produced at Pharming's Vienna Farms facility or elsewhere as consented to by both the Steering Committee and GTC can only be sold or used by or on behalf of Pharming or its Affiliates in Europe, Australia and/or New Zealand, or in countries in which Pharming and its Affiliates obtain such a right pursuant to the provisions of Section 3.6. The rights granted to Pharming and such Affiliates hereunder or under Section 3.6 expressly excludes the right to produce, manufacture, purify, or analyze antibodies for, or on behalf of, Third Parties on a contract basis.

          (d) NO OTHER RIGHTS. Except as expressly set forth in this Section 3.2, no other rights, express or implied, are granted to Pharming (or Affiliates or sublicensees pursuant to Section 3.5 below) under any patent rights or other intellectual property rights of GTC. Except as otherwise expressly provided in this Section 3.2, under no circumstances shall Pharming, as a result of this Agreement, obtain any ownership interest in or other right to the patent rights, technology or know-how of GTC, including intellectual property owned, controlled or developed by or licensed to GTC prior to or at any time during the term of this Agreement. Furthermore, it is understood and agreed that this Agreement does not grant Pharming any license or other right in or to the GTC Patent Rights for uses other than as specified in this Agreement for the term of this Agreement.

     3.3 PHARMING LIMITATIONS WITH RESPECT TO HSA. Notwithstanding any other provision of this Agreement, including, without limitation, the license grants made by the Parties pursuant to this Article 3, Pharming hereby covenants and agrees that: (i) it shall not practice or grant any Affiliate or Third Party the right to practice the GTC Patent Rights, Pharming Patent Rights, ProBio Patent Rights, or Biogen Patent Rights necessary or useful for (a) the development, manufacture, production, use, sale, offer for sale, or importation of hSA in or through any transgenic or chimeric animal itself or (b) the production of hSA using cell culture techniques or microorganisms (collectively (a) and (b) are the "HSA TECHNOLOGY"); (ii) it shall not license, sublicense, assign, or alienate to any Third Party or Affiliate (specifically other than GTC and its Affiliates) any hSA Technology that would allow, enable, assist, or otherwise immunize from suit any Affiliate or Third Party in the production of hSA; and
(iii) it shall not assist any Third Party or Affiliate (specifically other than GTC and its Affiliates) in the development, production or use of any transgenic or chimeric cattle capable of producing recombinant hSA utilizing the hSA Technology.

Any violation of this Section 3.3 shall be considered a material breach of this Agreement, and this Section 3.3 shall survive termination of this Agreement for so long as GTC has any right, license, or interest in such hSA Technology.

     3.4 EXCEPTION TO PHARMING'S LIMITATION. The specific limitations provided in Section 3.3 shall not apply to the grant of a license to Fresenius AG or any Affiliate, division, subdivision or representative of Fresenius AG (collectively, "FRESENIUS") with regard to the production of hSA, provided, however, that Pharming agrees that it and its' Affiliates shall not grant Fresenius any license under the hSA Technology to develop, manufacture, produce, use, sell, offer for sale, or import hSA, except in connection with an executed and in force agreement between Fresenius

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and GTC. For the purposes of this Section 3.4, GTC shall not be considered an
Affiliate, division, subdivision or representative of Fresenius AG.

Any violation of this Section 3.4 shall be considered a material breach of this Agreement, and this Section 3.4 shall survive termination of this Agreement for so long as GTC has any right, license, or interest in such hSA Technology.

     3.5 SUBLICENSES. Each Party's rights to grant sublicenses to the technology which they are receiving a license to under this Agreement shall be in accordance with this Section 3.5:

          (a) The Parties shall have the right to grant sublicenses to clients and/or business partners (and/or, with respect to Pharming, Affiliates) as necessary to produce, use, sell, offer for sale, import and/or export transgenic or chimeric animals for the production, expression or development of GTC Licensed Products or Pharming Licensed Products (as the case may be) for such clients and/or business partners (and/or, with respect to Pharming, Affiliates). Such sublicensees shall: (i) have the right to use and breed such chimeric and transgenic animals for the purposes of making, using, selling, offering for sale, importing or exporting GTC Licensed Products or Pharming Licensed Products (as the case may be), but shall have no right to produce any transgenic or chimeric animal using nuclear transfer technologies other than in collaboration with the Party granting the sublicense hereunder; and (ii) be subject to the limitations of the Party granting the sublicense hereunder; and (iii) have no right to grant further sublicenses.

          (b) In addition to and notwithstanding the provisions of Section 3.5(a) above, the Parties shall have the right to grant sublicenses for research purposes or experimental purposes only, but in no case shall such a subsequent sublicensee have the right to (i) commercialize or manufacture commercial quantities of any transgenic or chimeric animal or products thereof, or (ii) grant further sublicenses to the technology.

          (c) In addition to and notwithstanding the provisions of Sections 3.5(a) and (b) above, GTC shall have the right to grant sublicenses to its Affiliates to any and all of the rights granted to it by Pharming under Section
3.1 above. Any such sublicense agreement between GTC and such an Affiliate shall provide that entity with the right to grant further sublicenses only to the same extent that either Party may grant sublicenses pursuant to Sections 3.5(a) and
(b) above.

          (d) Each Party shall provide the other Party with a notification of any subsequent sublicense agreement entered into pursuant to this Agreement within thirty (30) days of the execution thereof, which such notification shall be treated as Confidential Information of the providing Party. Such notification shall include a copy of such subsequent sublicense agreement but may redact out pertinent financial information, or figures, or confidential business plans thereof.

          (e) Upon the termination of this Agreement, any sublicense agreement with respect to the Pharming Patent Rights shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensee and Pharming on substantially the same terms as this Agreement, at the option of the sublicensee.

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          (f) Upon the termination of this Agreement, any sublicense agreement with respect to the GTC Patent Rights shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensee and GTC on substantially the same terms as this Agreement, at the option of the sublicensee.

     3.6 STRATEGIC PARTNERING OPPORTUNITIES. The Parties shall exploit their respective scientific research capabilities to find synergies between the organizations and to identify commercially viable proteins for development. In furtherance thereof, the Parties agree as follows:

          (a) The Parties shall establish a steering committee (the "STEERING COMMITTEE") to consider potential strategic partnering opportunities between the Parties. The membership of the Steering Committee shall consist of an equal number of Pharming and GTC representatives. The Steering Committee shall have at least four members, each member having one vote. Affirmative actions by the Steering Committee, such as the initiation of a specific partnership opportunity, require a simple majority vote of the Steering Committee.

          (b) In the event that either Pharming or GTC desires to collaborate with the other Party in a co-development program using the GTC Antibody Technology, it shall present such program proposal to the Steering Committee. If both the Steering Committee and GTC independently vote in favor of such a program using the GTC Antibody Patent Rights, the Parties shall negotiate in good faith a separate collaboration agreement for such program. In the absence of such a separate collaboration agreement for such program, and subject to the provisions of Section 3.6(c) below, neither Pharming, its Affiliates nor its sublicensees shall have any right to the GTC Antibody Patent Rights other than in Europe, Australia, or New Zealand.

          (c) In the event that Pharming desires to develop and commercialize a proprietary internal program in the Field using antibodies owned or in-licensed by Pharming and/or its Affiliates in one or more countries outside of North America, Europe, New Zealand, or Australia using the GTC Antibody Technology, it shall provide written notice to the Steering Committee. Thereafter, GTC shall have the first right to negotiate a separate collaboration agreement with Pharming with respect to such program in such country(ies) (the "Negotiation Right"). GTC may exercise its Negotiation Right at any time within sixty (60) days of receipt of notice from Pharming (the "Negotiation Right Period"). In the event that GTC exercises the Negotiation Right, the Parties shall negotiate in good faith a separate collaboration agreement for such program. If GTC fails to exercise the Negotiation Right within the Negotiation Period, or if the negotiations between the Parties themselves fail to produce an executed agreement satisfactory to both Parties, the license to the GTC Antibody Patent Rights granted to Pharming under Section 3.2(c) above shall extend to such program (subject to the limitations set forth in Section 3.2(c)(i)-(iv), to the same extent Pharming has such a license in Europe, New Zealand, and Australia, and Pharming shall be free to conduct such proprietary internal program thereunder alone or with a Third Party, provided, however, that Pharming shall not offer any Third Party the right to enter into a collaboration on terms more favorable then those offered to GTC without first offering GTC such a right pursuant to the provisions of this subsection (c).

          (d) In the event that either Pharming or GTC desires to collaborate with the other Party in a co-development program in the Cattle Field, such Party shall present such proposal to the Steering Committee. If the Steering Committee and GTC both vote in favor of

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such a program, the Parties shall negotiate in good faith a separate collaboration agreement for such program.

          (e) Any collaboration agreement entered into between the Parties pursuant to this Section 3.6 shall provide for: (i) funding of the collaboration on a negotiated cost sharing basis; (ii) commercially reasonable terms and conditions, including, without limitation, a waiver of royalties otherwise due hereunder and under the license agreement with regard to the ProBio Patent Rights as described in Section 4.2 below with respect to such collaboration only; (iii) a steering committee with equal representation by both Parties (which may be the Steering Committee identified in Section 3.6(a) above, or a separate steering committee as mutually agreed by the Parties; (iv) the potential for GTC to participate in certain of Pharming's existing programs, on commercially reasonable terms and conditions.

          (f) To maximize the efficiency of any co-development program hereunder, the Parties will, where appropriate and upon mutual agreement, use Pharming's Wisconsin facility currently known as Vienna Farms for the production of transgenic animals.

                               IV. CONSIDERATION

     4.1 UPFRONT PAYMENT TO PHARMING. In consideration of the rights granted to it hereunder and subject to Section 4.2 below, GTC hereby agrees to make an upfront, non-creditable payment to Pharming in the amount of [*****] within five
(5) business days of the Effective Date of this Agreement. Creditable against such payment shall be any fee, payment, arrearage or royalty due and owing to Biogen under the Restated Biogen Agreement by either of the Parties on the Effective Date of this Agreement. The amount due and currently owing to Biogen is approximately [*****].

     4.2 PROBIO LICENSE. Notwithstanding any other provision of this Agreement, including, without limitation, the license grants made by the Parties pursuant to Article 3 above, the non-creditable payment to Pharming in the amount of [*****] shall not be due or owing unless a separate license agreement with regard to the ProBio Patent Rights is executed by the Parties within five (5) business days of the Effective Date of this Agreement.



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     4.3 MILESTONE TO PHARMING. Prior to or upon the commencement of a Phase III
Clinical Trial for a GTC Licensed Product relating to the therapeutic use of hSA, GTC hereby agrees to make a one-time milestone payment to Pharming equal to [*****]. After such a one-time payment GTC will no longer owe Pharming royalties pursuant to Section 4.4(a)(ii) below, and shall instead owe royalties pursuant to Section 4.4(a)(i) below. The timing of such payment, if made before the actual commencement of a Phase III Clinical Trial as provided above, shall be at GTC's sole and exclusive discretion.

     4.4 ROYALTIES TO PHARMING.

          (a) In further consideration of the rights granted to it hereunder, GTC hereby agrees to make royalty payments to Pharming as set forth herein:

               (i) GTC hereby agrees to make royalty payments to Pharming equal to [*****] of the Net Sales of GTC Licensed Products in the Cattle Field covered by a Valid Claim of the Pharming Patent Rights.

               (ii) Notwithstanding the foregoing, until GTC's payment of the Phase III Clinical Trial milestone pursuant to Section 4.3 above, GTC hereby agrees to make royalty payments to Pharming equal to [*****] of hSA-Related Revenue. As used herein, "hSA-Related Revenue" shall mean all sales revenues, royalty income, upfront, milestone, or license payments and other consideration obtained by GTC and/or its Affiliates from Fresenius AG or other Third Parties, to the extent that such revenues, income, payments and other consideration are related to the production, development, use, commercialization and/or sales of GTC Licensed Products in the Cattle Field covered by a Valid Claim of the Pharming Patent Rights related to the production, development, use commercialization and sales of hSA. For the avoidance of doubt, in no event shall GTC owe royalties pursuant to Section 4.4(a)(i) and (ii) with respect to the same GTC Licensed Product, and upon payment of the Phase III Clinical Trial milestone pursuant to Section 4.3 above, the [*****] of hSA-Related Revenue payable herein shall no longer apply, but GTC shall owe royalty payments to Pharming equal to [*****] of the Net Sales of GTC Licensed Products in the Cattle Field pursuant to Section 4.4(a)(i).

          (b) The Parties acknowledge and agree that no royalty shall be due from GTC hereunder on the Net Sales of GTC Licensed Products either: (i) outside of the Cattle Field, or (ii) in the Cattle Field but not covered by a Valid Claim of the Pharming Patent Rights.


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     4.5 MILESTONE PAYMENTS TO GTC. In the event that a Third Party successfully challenges the validity of any claim of any patent within the Pharming Patent Rights in the Cattle Field in the U.S., GTC shall have the right, in its sole discretion, to terminate its rights under the remaining Pharming Patent Rights in the Cattle Field. In the event of such election by GTC, Pharming hereby agrees to make milestone payments to GTC equal to [*****]upon the commencement of Phase III Clinical Trials in the United States or any human efficacy study in a country other than the United States for each of the first three (3) indications for one or more antibody molecules produced as (or as part of) a Pharming Licensed Product i.e., (a total of [*****]. In the event GTC does not make such an election to terminate its rights under the remaining Pharming
Patent Rights in the Cattle Field, GTC's license rights shall remain in full force and effect, and Pharming shall not be required to make any milestone payments pursuant to this Section 4.5.

     4.6 ROYALTIES TO GTC.

          (a) In further consideration of the rights granted to it hereunder, Pharming hereby agrees to make royalty payments to GTC equal to [*****] of the Net Sales of Pharming Licensed Products covered by a Valid Claim of the GTC Patent Rights (other than the GTC Antibody Patent Rights) in the Goat Field. The Parties acknowledge and agree that no royalty shall be due from Pharming hereunder on the Net Sales of Pharming Licensed Products outside of the Goat Field.

          (b) In further consideration of the rights granted to it hereunder, in addition to any royalties due to GTC under Section 4.6(a) above, Pharming hereby agrees to make (i) royalty payments to GTC equal to [*****] of Net Sales of Pharming Licensed Products covered by a Valid Claim of the GTC Antibody Patent Rights, and (ii) payments to GTC equal to [****] of any other income received by Pharming in consideration of any sublicense of the rights granted Pharming to the GTC Antibody Patent Rights under this Agreement, including without limitation, license fees, royalties, milestone payments, research and development funds, and equity and/or debt securities that Pharming receives from a sublicensee at less than fair market value. Notwithstanding the foregoing, in the event that a Third Party successfully challenges the validity of any claim of any patent within the Pharming Patent Rights in the Cattle Field in the U.S., and as a result GTC elects to terminate its rights under the remaining Pharming Patent Rights in the Cattle Field pursuant to Section 4.5 above, the percentages set forth in (i) and (ii) above shall be increased from [*****] to [*****].


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     4.7 THIRD PARTY ROYALTIES. In the event that either Party owes royalty payments to one or more Third Parties as a direct result of the other Party, its Affiliates, or sublicensees practicing the license rights granted hereunder on or after the Effective Date of this Agreement, such Party shall notify the other Party. Thereafter, such other Party shall either: (i) agree to make such royalty payments to such Third Party; or (ii) cease practicing the license rights to the extent such rights directly result in to such Third Party royalty obligations.

     4.8 BIOGEN ROYALTIES. In the event that royalties are due and owing to Biogen, Inc. with respect to GTC Licensed Products utilizing the Biogen Patent Rights, the amount of such royalties due and owing will be made directly by GTC to Biogen, Inc. in accordance with the Restated Biogen Agreement. For the avoidance of doubt, no payments shall be due to Pharming hereunder or under any other agreement (including, without limitation, the Restated Biogen Agreement) with respect to the Biogen Patent Rights.

     4.9 REPORTING. Each Party shall deliver to the other Party, within thirty
(30) days after the end of each calendar quarter, a written report setting forth gross sales, Net Sales and the number of units of GTC Licensed Product or Pharming Licensed Product (as the case may be), sold during such calendar quarter by such Party, its Affiliates and sublicensees, on a country-by-country basis. Each such report shall also set forth an explanation of the calculation of the royalties, if any, payable hereunder.

     4.10 PAYMENT. Simultaneously with the delivery of each report required pursuant to Section 4.9 above, each Party shall tender payment in United States Dollars of all royalties shown to be due therein based on exchange rates then in effect. The basis for determining the exchange rates in effect for the purposes of this Section 4.10 shall be the "buy" rate for Dollars in such currency as published in the WALL STREET JOURNAL on the Business Day immediately preceding the date such payment is due.

     4.11 BLOCKED PAYMENTS. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden ("BLOCKED PAYMENTS"), the Party so blocked from making such Blocked Payment shall give the other Party prompt notice in writing and shall pay the Blocked Payments through such means or methods as are lawful in such country as the other Party may reasonably designate. Failing the designation by the other Party of such lawful means or methods within thirty (30) days after such notice is given to such other Party, the blocked Party shall deposit such Blocked Payments in local currency to the credit of the other Party in a recognized banking institution selected by such Party and identified in a written notice to the other Party, and such deposit shall fulfill all obligations of such blocked Party to the other Party


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with respect to such Blocked Payments. So long as the blocked Party satisfies the provisions of this Section 4.11, such blocked Party shall not be considered to have violated any of its payment obligations hereunder with respect to any Blocked Payments.

     4.12 TAXES. Any and all withholding or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by a Party shall be paid by such Party on behalf of the other Party and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to the other Party by the paying Party as evidence of such payment in such form as required by the tax authorities having jurisdiction over such paying Party. Such taxes shall be deducted from the royalty that would otherwise be remittable by the paying Party.

     4.13 BOOKS AND RECORDS. Each Party shall keep, and shall require all Affiliates and sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder for a period of three (3) years from the calendar quarter to which such books and records apply. For a period of three (3) years from the calendar quarter to which such books and records apply, each Party shall have the right from time to time (not to exceed once during each calendar year) during normal business hours to have an independent agent, accountant or other representative audit in confidence, such books, records and supporting data. The cost of such audit shall be borne by the requesting Party unless it is established by the audit that there has been an error which has caused the requesting Party to receive less than it is due by five percent (5%) of more for the period under audit, in which case the cost of such audit shall be borne by the other Party.


                           V. PATENTS AND ENFORCEMENT

     5.1 MAINTENANCE OF GTC PATENT RIGHTS. GTC shall have the primary right, but not the obligation, to prepare, file, prosecute, and maintain the GTC Patent Rights at its sole cost and expense, and Pharming shall cooperate, and cause its Affiliates to cooperate, with GTC with respect thereto. In the event that GTC desires to abandon any patent or patent application within the GTC Patent Rights in the Field in any country or to decline responsibility for the maintenance or prosecution of any such patent application in any country, GTC shall provide Pharming with sufficient prior written notice of such intended abandonment or declination of responsibility so that Pharming shall have the opportunity to assume responsibility for such patent or patent application without the loss of any rights therein, and Pharming shall have the right, at its cost and expense, to prepare, file, prosecute, and maintain the relevant patents and patent applications in the relevant country or countries in the name of GTC to the extent legally necessary. In such an event, GTC shall cooperate, and cause its Affiliates to cooperate, with Pharming with respect thereto. Should Pharming assume the responsibility for one or more patents or patent applications included with the GTC Patent Rights and thereafter proceed, maintain, renew, revive or obtain any patent as a result of GTC's abandonment or declination of responsibility as contemplated herein, Pharming shall thereafter have a fully paid-up, perpetual and sublicensable license to any such patent or patent applications, including all related divisionals, continuations,
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the Patent Cooperation Treaty of 1978, reissues, renewals, extensions or additions. Furthermore, if Pharming exercises such right, it shall no longer owe GTC royalties with respect to such patents and/or patent applications.

     5.2 MAINTENANCE OF PHARMING PATENT RIGHTS. Pharming shall have the primary right, but not the obligation, to prepare, file, prosecute, and maintain the Pharming Patent Rights at its sole cost and expense and GTC shall cooperate, and cause its Affiliates to cooperate, with Pharming with respect thereto. In the event that Pharming desires to abandon any patent or patent application within the Pharming Patent Rights in the Field in any country or to decline responsibility for the maintenance or prosecution of any such patent application in any country, Pharming shall provide GTC with sufficient prior written notice of such intended abandonment or declination of responsibility so that GTC shall have the opportunity to assume responsibility for such patent or patent application without the loss of any rights therein, and GTC shall have the right, at its cost and expense, to prepare, file, prosecute, and maintain the relevant patents and patent applications in the relevant country or countries in the name of Pharming to the extent legally necessary. In such an event, Pharming shall cooperate, and cause its Affiliates to cooperate, with GTC with respect thereto. Should GTC assume the responsibility for one or more patents or patent applications included with the Pharming Patent Rights and thereafter proceed, maintain, renew, revive or obtain any patent as a result of Pharming's abandonment or declination of responsibility as contemplated herein, GTC shall thereafter have a fully paid-up, perpetual and sublicensable license to any such patent or patent applications, including all related divisionals, continuations, continuations-in-part, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues, renewals, extensions or additions. Furthermore, if GTC exercises such right, it shall no longer owe Pharming royalties with respect to such patents and/or patent applications.

     5.3 INFRINGEMENT BY THIRD PARTIES. Each Party shall promptly report in writing to the other Party any known or suspected infringement of the GTC Patent Rights or Pharming Patent Rights in the Field and shall provide such other Party with all available evidence supporting such known or suspected infringement.

          (a) OF THE GTC PATENT RIGHTS. GTC shall have the primary right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement of the GTC Patent Rights and/or to defend the GTC Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the GTC Patent Rights. Prior to commencing any such action that will affect Pharming's ability to manufacture, use, sell or offer to sell Pharming Licensed Products in the Field, GTC shall consult with Pharming and consider the views of Pharming regarding the advisability of the proposed action. Pharming shall offer reasonable assistance to GTC in connection herewith at no charge to GTC except for reimbursement of reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees, incurred in rendering such assistance. If GTC recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be retained by GTC. Should GTC elect not to prosecute any infringement or defend any declaratory judgment action hereunder within sixty (60) days of becoming aware of or being notified of such infringement or action, then Pharming shall have the right to do so under its own control and at its own expense and in the name of GTC to the extent legally necessary. Prior to commencing any such action, Pharming shall

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consult with GTC and consider the views of GTC regarding the advisability of the proposed action. In the event Pharming elects to proceed with any such prosecution or defense, GTC shall offer reasonable assistance to Pharming in connection therewith at no charge to Pharming except for reimbursement of reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees, incurred in rendering such assistance. In such an event, Pharming shall have the right to offset against royalties otherwise payable to GTC pursuant to Article 4, up to fifty percent (50%) of Pharming's expenses, including, without limitation, reasonable attorney's fees and reimbursements made to GTC hereunder, incurred in such prosecution or defense. If Pharming recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be used first to reimburse Pharming for its expenses, and second to reimbursing GTC for any royalties withheld pursuant to this Section 5.3(a). Any remaining recoveries shall be retained by Pharming.

     (b) OF THE PHARMING PATENT RIGHTS. Pharming shall have the primary right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement of the Pharming Patent Rights and/or to defend the Pharming Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Pharming Patent Rights. Prior to commencing any such action that will affect GTC's ability to manufacture, use, sell or offer to sell GTC Licensed Products in the Field, Pharming shall consult with GTC and consider the views of GTC regarding the advisability of the proposed action. GTC shall offer reasonable assistance to Pharming in connection herewith at no charge to Pharming except for reimbursement of reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees, incurred in rendering such assistance. If Pharming recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be retained by Pharming. Should Pharming elect not to prosecute any infringement or defend any declaratory judgment action hereunder within sixty (60) days of becoming aware of or being notified of such infringement or action, then GTC shall have the right to do so under its own control and at its own expense and in the name of Pharming to the extent legally necessary. Prior to commencing any such action, GTC shall consult with Pharming and consider the views of Pharming regarding the advisability of the proposed action. In the event GTC elects to proceed with any such prosecution or defense, Pharming shall offer reasonable assistance to GTC in connection therewith at no charge to GTC except for reimbursement of reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees, incurred in rendering such assistance. In such an event, GTC shall have the right to offset against royalties otherwise payable to Pharming pursuant to Article 4, up to fifty percent (50%) of GTC's expenses, including, without limitation, reasonable attorney's fees and reimbursements made to Pharming hereunder, incurred in such prosecution or defense. If GTC recovers any damages, by way of settlement or otherwise, in connection with such prosecution or defense, such recovery shall be used first to reimburse GTC for its expenses, and second to reimbursing Pharming for any royalties withheld pursuant to this
Section 5.3(b). Any remaining recoveries shall be retained by GTC.

     5.4 INFRINGEMENT ALLEGATIONS.

          (a) WITH RESPECT TO GTC LICENSED PRODUCTS. In the event that a Third Party asserts or alleges that a GTC Licensed Product manufactured or sold by or on behalf of GTC, its Affiliates, or sublicensees, infringes a patent or other proprietary right of such Third Party, GTC


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shall have the right to assume the defense of such claim, at its sole cost and expense and in the name of Pharming to the extent legally necessary, and Pharming shall cooperate and cause its Affiliates to cooperate with respect thereto. Pharming may participate in the defense of such claim through counsel of its own choosing and at its sole expense. In the event that Pharming receives notice of such assertion or allegation, Pharming shall notify GTC of such allegation or assertion. In the event that Pharming fails to notify GTC of the receipt of such allegation or assertion and GTC suffers demonstrable harm directly attributable to the delay in receiving such notice, Pharming shall indemnify GTC for any damages it incurs as a direct result of such delay. GTC may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 5.4(a) that impacts or affects the Pharming Patent Rights, only with the prior written consent of Pharming, which consent shall not be unreasonably withheld. If GTC defends any infringement claim hereunder, GTC shall have the right to offset against royalties otherwise payable to Pharming pursuant to Article 4, up to fifty percent (50%) of GTC's litigation expenses, including, without limitation, reasonable attorney's fees, settlement costs, damages, and/or royalties paid in the settlement of such suit. If GTC recovers any damages, by way of settlement or otherwise, in connection with any counterclaim made by it in any such Third Party infringement suit, such recovery shall be used first to reimburse GTC for its litigation expenses, and second to reimbursing Pharming for any royalties withheld pursuant to this Section 5.4(a). Any remaining recoveries shall be retained by GTC.

          (b) WITH RESPECT TO PHARMING LICENSED PRODUCTS. In the event that a Third Party asserts or alleges that a Pharming Licensed Product manufactured or sold by or on behalf of Pharming, its Affiliates, or sublicensees, infringes a patent or other proprietary right of such Third Party, Pharming shall have the right to assume the defense of such claim, at its sole cost and expense and in the name of GTC to the extent legally necessary, and GTC shall cooperate and cause its Affiliates to cooperate with respect thereto. GTC may participate in the defense of such claim through counsel of its own choosing and at its sole expense. In the event that GTC receives notice of such assertion or allegation, GTC shall notify Pharming of such allegation or assertion. In the event that GTC fails to notify Pharming of the receipt of such allegation or assertion and Pharming suffers demonstrable harm directly attributable to the delay in receiving such notice, GTC shall indemnify Pharming for any damages it incurs as a direct result of such delay. Pharming may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 5.4(b) that impacts or affects the GTC Patent Rights, only with the prior written consent of GTC, which consent shall not be unreasonably withheld. If Pharming defends any infringement claim hereunder, Pharming shall have the right to offset against royalties otherwise payable to GTC pursuant to Article 4, up to fifty percent (50%) of Pharming's litigation expenses, including, without limitation, reasonable attorney's fees, settlement costs, damages, and/or royalties paid in the settlement of such suit. If Pharming recovers any damages, by way of settlement or otherwise, in connection with any counterclaim made by it in any such Third Party infringement suit, such recovery shall be used first to reimburse Pharming for its litigation expenses, and second to reimbursing GTC for any royalties withheld pursuant to this Section 5.4(b). Any remaining recoveries shall be retained by Pharming.

     5.5 REPORTS. The Parties acknowledge and agree that the appropriate GTC and Pharming personnel will communicate at least on a biannual basis regarding the GTC Patent Rights and the Pharming Patent Rights, and each Party will provide a
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the timing and payment status of necessary annuity payments, maintenance fees, outstanding actions, appeals, new filings, oppositions, interferences filed, to be filed with or under the jurisdiction of an appropriate oversight authority (such as United States and Trademark Office with regard to patent applications and other matters pending before it in the United States of America) for which such Party is responsible hereunder. The first such communication shall take place within thirty (30) days of the Effective Date of this Agreement. The Parties shall keep complete and accurate records of the status and progress of their respective patent rights licensed to the other Party hereunder. Each Party shall retain and will not destroy such records without giving the other Parties prior written notice and the opportunity to further store such records, which such records shall be treated as Confidential Information.

     5.6 NOTIFICATION OF PATENT ISSUANCES. GTC and Pharming shall notify each other of the issuance of each patent included within the GTC Patent Rights and the Pharming Patent Rights as appropriate, giving the date of issue and the patent number for each such patent. Such notice shall be given promptly, but in any event within thirty (30) Business Days after receipt of such notice from an appropriate oversight authority.


                 VI. REPRESENTATIONS, WARRANTIES, AND COVENANTS

     6.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS BY GTC.

          (a) ORGANIZATION. GTC hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the necessary corporate power and authority to enter into and perform this Agreement, to grant the licenses granted hereunder, and to carry out its obligations hereunder.

          (b) AUTHORITY. GTC hereby represents and warrants that the execution, delivery and performance by GTC of this Agreement has been duly authorized by all necessary corporate action. The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by GTC will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, lease, agreement or other instrument to which GTC is a party or by which it or any of its properties is bound, or any decree, judgment, order, statutes, rule or regulation known by GTC to be applicable to it.

          (c) CONSENTS. GTC hereby represents and warrants that to GTC's knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of GTC in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

          (d) NO CONFLICTS. GTC hereby covenants that during the term of this Agreement, it shall not make any commitments in conflict with or in derogation of the rights or licenses granted to Pharming in this Agreement.

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          (e) NO THIRD PARTY ROYALTIES. GTC hereby represents and warrants that to the best of its knowledge as of the Effective Date, no royalties shall be payable to any Third Party as a result of Pharming exercising the rights granted to it by GTC hereunder.

     6.2 REPRESENTATIONS, WARRANTIES, AND COVENANTS BY PHARMING.

          (a) ORGANIZATION. Pharming hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, and has the necessary corporate power and authority to enter into and perform this Agreement, to grant the licenses granted hereunder, and to carry out its obligations hereunder.

          (b) AUTHORITY. Pharming hereby represents and warrants that the execution, delivery and performance by Pharming of this Agreement has been duly authorized by all necessary corporate action. The execution and performance of the transactions contemplated by this Agreement and compliance with its provisions by Pharming will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, lease, agreement or other instrument to which Pharming is a party or by which it or any of its properties is bound, or any decree, judgment, order, statutes, rule or regulation known by Pharming to be applicable to it.

          (c) CONSENTS. Pharming hereby represents and warrants that to Pharming's knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Pharming in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

          (d) INTELLECTUAL PROPERTY. Pharming hereby represents and warrants that it has no knowledge of any claims of infringement or any opposition, interference proceeding or other legal action, case, or hearing other than as set forth in one or more of the Opinion Letters set forth in EXHIBIT C, attached hereto and incorporated herein, that could effect any of the Pharming Patent Rights.

          (e) INTERFERENCE. Pharming hereby covenants that with regard to United States Patent Nos. [*****] assigned to GTC, and United States Patent Application Serial No. [*****] assigned or licensed to Pharming:

               (i) Pharming shall use its good offices and all reasonably necessary efforts to prevent any formal declaration of an Interference Proceeding (an "INTERFERENCE") by the United States Patent and Trademark Office ("USPTO") between the above referenced patents and the referenced patent application. Pursuant to 37 CFR section 1.645 such efforts shall include


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Pharming filing a Petition for a Stay of Proceedings for each and every interference proceeding now in progress or later declared against the GTC patents listed above and relevant to the Pharming Patent Application No. [*****] assigned or licensed to Pharming until such time that a settlement agreement or agreements between the Parties shall be filed with the USPTO.

               (ii) Such reasonably necessary actions shall also include all reasonably necessary direct or indirect communications and/or discussions with the USPTO to indicate that no Interference should be declared, and that none is desired on the behalf of Pharming. These communications shall begin within seven
(7) Business Days after the execution of this Agreement and continuing at least monthly thereafter as necessary and as reasonably requested by GTC. Such communications shall also include, pursuant to 37 CFR section 1.666, a formal writing from Pharming and signed by the Parties indicating that with regard to any Interference between the Parties relevant to United States Patent Nos. [*****] assigned to GTC, and United States Patent Application Serial No. [*****] assigned, controlled by or licensed to Pharming, that a mutually acceptable settlement agreement has been reached in which Pharming has licensed its underlying patent application to GTC pursuant to this Agreement and that no Interference proceedings are necessary or desirable. Such a formal writing shall include a written abandonment of any claims present in United States Patent Application Serial No. {*****] that may have been used in any fashion to provoke an interference with United States Patent Nos. [*****] assigned to GTC. A copy of such communication, designated an Interference Settlement Letter has been executed by the Parties and is attached hereto and incorporated herein as EXHIBIT E.

               (iii) Notwithstanding any other provisions of this Section 6.2, should an Interference Proceeding relevant to United States Patent Nos. [*****] assigned to GTC, and United States Patent Application Serial No. [*****] assigned, controlled by or licensed to Pharming be declared Pharming agrees to prepare and file at least one formal Declaration of Abandonment of Contest pursuant to 35 USC section 135. Pursuant to such a Declaration of Abandonment of Contest, Pharming shall expressly abandon each and every declared Interference relative to the above referenced patents and the referenced patent application, more specifically Pharming shall expressly abandon any declared interference and abandon in writing any rights to the subject matter of the counts of such an interference or interferences. Pharming


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

CONFIDENTIAL

shall also request that the USPTO keep these documents on file pursuant to 35 USC sections 135(d). Pharming shall also supply GTC with copies of all documents supplied to, supplied by, sent or filed with the USTPO pursuant to their obligations under this Section 6.2.

               (iv) Pharming shall also supply to GTC complete and accurate copies of all communications and/or notes of discussions, including summaries of telephonic discussions or interviews, with the USPTO with regard to the above referenced matter.

               (v) Notwithstanding any other provision of this Agreement to the contrary, Pharming hereby accedes to the validity and priority of the U.S. Patent Nos. [*****] in their entirety relative to any patent or patent application it owns, controls or has licensed as of the Effective Date of this Agreement.

               (vi) Any violation of this Section 6.2 shall be considered a material breach of this Agreement.

          (f) ORGANIZATIONAL STRUCTURE. Pharming hereby represents and warrants that the organizational chart set forth in EXHIBIT F hereto and incorporated herein is a true, accurate, and complete representation of the organizational structure of Pharming and its Affiliates as of the Effective Date of this Agreement.

          (g) NON-ASSERTION. Pharming hereby covenants that with respect to any patent, which upon the date of this Agreement it owns or under which it has the right to assign, license, or sublicense in the Field, or any patent which may later issue on a pending patent application for which, on the date of this Agreement, it owns or under which it has the right to grant a license in the Field, it will not assert against GTC, its Affiliates, or sublicensees mediate or immediate, any claims for infringement with respect to any GTC Licensed Product.

          (h) NO CONFLICTS. Pharming hereby covenants that during the term of this Agreement, it shall not make any commitments in conflict with or in derogation of the rights or licenses granted to GTC in this Agreement.

          (i) PROTECTION OF GTC'S RIGHTS IN BANKRUPTCY. Pharming hereby represents, warrants, and covenants that it has no knowledge of any bankruptcy, insolvency, reorganization, or liquidation laws, notices of foreclosure and/or default, regulations or proceedings that would preclude GTC from practicing the licenses granted to it hereunder throughout the term of this Agreement, and that it shall use its best efforts to protect GTC's interest with respect thereto throughout the term of this Agreement, including, without limitation, making all appropriate registrations of any relevant licenses with all appropriate authorities.

          (j) NO THIRD PARTY ROYALTIES. Pharming hereby represents and warrants that to the best of its knowledge as of the Effective Date, no royalties shall be payable to any Third

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

CONFIDENTIAL


Party as a result of GTC (or any sublicensee of GTC) exercising the rights granted to it by Pharming hereunder.

          (k) BIOGEN PATENT RIGHTS. Pharming hereby represents and warrants that it owns sufficient right, title, and interest in and to the Biogen Patent Rights to make the licensing arrangement provided for in the Restated Biogen Agreement.

     6.3 EXCLUSION OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE. NOTHING IN THIS AGREEMENT SHOULD BE CONSTRUED AS A REPRESENTATION OR WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF THE GTC PATENT RIGHTS OR THE PHARMING PATENT RIGHTS, OR THAT THE PRACTICE OF THE LICENSES GRANTED HEREUNDER OR THE MANUFACTURE, USE, OR SALE OF ANY PROTEINS MADE IN THE MILK OF ANY TRANSGENIC ANIMALS DOES NOT OR WILL NOT INFRINGE THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.


                       VII. INDEMNIFICATION AND INSURANCE

     7.1 GTC INDEMNITY OBLIGATIONS. Except to the extent attributable to the negligence of Pharming or its Affiliates or sublicensees, a breach of any representation, warranty or covenant by Pharming, or willful or tortious acts or omissions of Pharming or its Affiliates or sublicensees, GTC agrees to defend, indemnify and hold Pharming and its Affiliates, and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses to the extent arising as a result of: (a) the exercise of the licenses grant by Pharming to GTC or its Affiliates hereunder; (b) actual or asserted violations of any applicable law or regulation by GTC, its Affiliates or sublicensees by virtue of which GTC Licensed Products manufactured, distributed or sold by or on behalf of GTC, its Affiliates or sublicensees shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the development, manufacture, distribution, sale or use of GTC Licensed Products by or on behalf of GTC, its Affiliates or sublicensees; (d) a recall of GTC Licensed Products manufactured, distributed or sold by GTC, its Affiliates or sublicensees ordered by a governmental agency or required by a confirmed GTC Licensed Product failure as reasonably determined by GTC, or (e) breach of any representation, warranty, or covenant of GTC hereunder.

     7.2 PHARMING INDEMNITY OBLIGATIONS. Except to the extent attributable to the negligence of GTC or its Affiliates or sublicensees, a breach of any representation, warranty, or covenant by GTC, or willful or tortious acts or omissions of GTC or its Affiliates or sublicensees, Pharming agrees to defend, indemnify and hold GTC and its Affiliates, and their respective directors,

CONFIDENTIAL

officers, employees and agents harmless from all claims, losses, damages or expenses to the extent arising as a result of: (a) the exercise of the licenses grant by GTC to Pharming or its Affiliates hereunder; (b) actual or asserted violations of any applicable law or regulation by Pharming, its Affiliates or sublicensees by virtue of which Pharming Licensed Products manufactured, distributed or sold by or on behalf of Pharming, its Affiliates or sublicensees shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the development, manufacture, distribution, sale or use of Pharming Licensed Products by or on behalf of Pharming, its Affiliates or sublicensees; (d) a recall of Pharming Licensed Products manufactured, distributed or sold by or on behalf of Pharming, its Affiliates or sublicensees ordered by a governmental agency or required by a confirmed Pharming Licensed Product failure as reasonably determined by Pharming; or , or (e) breach of any representation, warranty, or covenant of Pharming hereunder.

     7.3 PROCEDURE. A Party or any of its Affiliates or their respective directors, officers, employees or agents (each, an "INDEMNITEE") that intends to claim indemnification under this Article 7 shall promptly notify the other Party (the "INDEMNITOR") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; PROVIDED, HOWEVER, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicting interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
7. The Indemnitees under this Article 7 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

CONFIDENTIAL


     7.4 INSURANCE.

          (a) GTC INSURANCE. Commencing not later than the date of the first commercial sale of a GTC Licensed Product, GTC shall maintain product liability insurance with respect to development, manufacture and sales of GTC Licensed Products by or on behalf of GTC, its Affiliates or sublicensees in amounts not less than [*****] per incident and [*****]annual aggregate. GTC shall maintain such insurance for so long as it or any of its Affiliates or sublicensees continues to manufacture or sell any GTC Licensed Products, and thereafter for at least five (5) years. GTC shall provide Pharming with written evidence of such insurance upon request by Pharming.

          (b) PHARMING INSURANCE. Commencing not later than the date of the first commercial sale of a Pharming Licensed Product, Pharming shall maintain product liability insurance with respect to development, manufacture and sales of Pharming Licensed Products by or on behalf of GTC, its Affiliates or sublicensees in amounts not less than [*****] per incident and [*****] annual aggregate. Pharming shall maintain such insurance for so long as it or any of its Affiliates or sublicensees continues to manufacture or sell any Pharming Licensed Products, and thereafter for at least five (5) years. Pharming shall provide GTC with written evidence of such insurance upon request by GTC.


                      VIII. CONFIDENTIALITY AND PUBLICITY

     8.1 CONFIDENTIAL INFORMATION.

          (a) CONFIDENTIALITY. The Parties acknowledge and agree that each Party has disclosed certain Confidential Information to the other Party under the Cross License Agreement and the Parties may have provided or may provide, subsequent to the execution of this Agreement, Confidential Information to each other in connection with the license and royalties provided for in this Agreement, as well as with regard to the intellectual property due diligence efforts underlying the preparation of this Agreement. GTC and Pharming shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the other Party's Confidential Information. Each Party hereby covenants and agrees that during the term of this Agreement and for a period of five (5) years thereafter, any Confidential Information obtained by it (the "RECEIVING PARTY") from the other Party (the "DISCLOSING PARTY"), whenever and however so obtained, shall: (i) be held by the Receiving Party in confidence at all times; (ii) be used only for the purposes of this Agreement; (iii) not be disclosed to any party, other than


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CONFIDENTIAL

to its officers, employees, consultants, agents, Affiliates, or sublicensees who have a need to know such information for the purposes of fulfilling its obligations or exercising its rights as contemplated hereunder, or with the prior written consent of the Disclosing Party. In furtherance of the foregoing, at the time of disclosure, or by written notice to the Receiving Party within thirty (30) days of such disclosure, the Disclosing Party acknowledges and agrees that it shall use its best efforts consistent with reasonable business practices to: (x) label or identify Confidential Information which is disclosed in writing, or other tangible form and (y) reduce to writing, and similarly label, Confidential Information which is not first disclosed in writing or other tangible form.

          (b) PERSONS WITH ACCESS TO CONFIDENTIAL INFORMATION. Each Party shall require its officers, employees, consultants, agents or Affiliates and any sublicensees who receive or who have access to the Confidential Information of the other Party to be subject to confidentiality provisions substantially similar to those herein.

          (c) The provisions of this Section 8.1 shall not apply to Confidential Information which:

               (i) is in the public domain at the time of receipt thereof by the Receiving Party as demonstrated by written records;

               (ii) enters the public domain through no act or omission of the Receiving Party after the Receiving Party's receipt thereof;

               (iii) the Receiving Party can show by written records was lawfully in its possession prior to its receipt thereof from the Disclosing Party hereunder or under the Cross License Agreement;

               (iv) at any time is received in good faith by the Receiving Party from another party, which other party was lawfully in possession of and had the right to disclose the information;

               (v) the Receiving Party can show by written records was independently developed by an employee, consultant or Affiliate of the Receiving Party having no access to or knowledge of the information disclosed hereunder or under the Cross License Agreement;

               (vi) is required to be disclosed by the Receiving Party in order to comply with applicable laws or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes all reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; and

               (vii) may be useful to one of the Parties as evidence to indicate to the United States Patent and Trademark Office, or other relevant governmental authorities pursuant to resolving any interference proceeding now in progress or later declared, that the Parties have

CONFIDENTIAL


reached a mutually acceptable settlement agreement involving United States Patent Nos. [*****] assigned to GTC, and United States Patent Application Serial No. [*****] assigned or licensed to Pharming.

     8.2 PUBLIC ANNOUNCEMENTS. Neither Party shall make any public disclosure, press releases, or other announcement regarding this Agreement or the termination of the Cross License Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, neither Party shall be required to obtain the consent of the other Party regarding a disclosure of this Agreement for purposes of disclosures which such Party reasonably believes to be required by law, regulation, or court order; PROVIDED, HOWEVER, that the Party intending to disclose such information provides advance written notice to the other Party, and that such Disclosing Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.


                            IX. TERM AND TERMINATION

     9.1 TERM. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to the provisions of this Article 9, shall continue in effect on a country-by-country basis until the expiration of the last to expire Valid Claim of the GTC Patent Rights or Pharming Patent Rights (whichever is later). For purposes of this Agreement and the transactions contemplated herein it is acknowledged that Pharming Group N.V. and Pharming Intellectual Property B.V. are currently in receivership and bankruptcy respectively, under Dutch law. It is expected that these Pharming units will emerge from both receivership and bankruptcy within ninety (90) days of the Effective Date of this Agreement. Should either Pharming Group N.V. or Pharming Intellectual Property B.V. fail to do so within such 90 day time period, or should any other circumstance described in Section 9.2(d) that was existing as of the Effective Date of this Agreement remain uncorrected for longer than such 90 day time period, GTC shall have the right to terminate this Agreement upon thirty days
(30) written notice to Pharming.

     9.2 TERMINATION BY EITHER PARTY. Either Party may terminate this Agreement:

          (a) Upon ten (10 ) Business Days written notice in the event the other Party fails to make any payments due pursuant to this Agreement, unless such failure is remedied within such ten (10) Business Day notice period;

          (b) Upon thirty (30) days written notice in the event the other Party is in material breach of any other obligation hereunder and such other Party or its Affiliate shall fail to remedy any such breach within thirty (30) days after written notice of such breach;

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          (c) Subject to the last paragraph of this Section 9.2, immediately upon written notice to the other Party, in the event that the other Party fails to continue to do business in the ordinary course;

          (d) Subject to the last sentence of this Section 9.2, immediately upon written notice if one or more of the following circumstances remains uncorrected for more than sixty (60) days: (i) entry of an order for relief by or against the other Party under Title 11 of the United States Code or any foreign bankruptcy code; (ii) the making by the other Party of a general assignment to the benefit of creditors; (iii) the appointment of a general receiver or trustee in bankruptcy of the other Party's business or property; or (iv) action by the other Party under any insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation.

          (e) Immediately upon written notice to the other Party, in the event that the other Party challenges, directly or indirectly, the validity of any patent or patent application licensed to it by the other Party hereunder (other than, with respect to GTC, in defense of an action for infringement of any Pharming Patent Right).

          (f) Notwithstanding the foregoing and without in any way limiting GTC's right to terminate this Agreement pursuant to Section 9.1, the provisions of this Section 9.2(c)and (d) shall only apply to Pharming to the extent Pharming enters into such a condition subsequent to executing this Agreement.

          (g) For the avoidance of doubt, the Parties acknowledge and agree that neither Party shall have the right to unilaterally terminate this Agreement except pursuant to the provisions of Section 9.1 above or this Section 9.2.

     9.3 EFFECT OF TERMINATION OR EXPIRATION. Upon termination or expiration of this Agreement, the provisions of Articles 2, 4 (with respect to Net Sales as of the date of expiration or termination), 6, 7, and 8 and Sections 3.1, 3.3, 3.4, 3.5, 5.2, 9.3, 10.2, 10.9, 10.10, and 10.11 shall survive. In addition to the foregoing, upon termination of this Agreement by Pharming pursuant to Section
9.2 above, the provisions of Section 3.2 shall survive solely to the extent necessary to enable Pharming to continue an On-Going Program. For purposes of this Agreement, an "On-Going Program" means a research and development program in which, as of the date of formal notice of termination, Pharming has produced at least one transgenic, living and reproductively viable animal capable of producing a Biopharmaceutical protein of interest covered by a Valid Claim of the GTC Patent Rights. Upon termination or expiration of this Agreement, each Party shall return all written Confidential Information of the other Party, and all copies thereof to such other Party, but counsel to each Party may retain one
(1) copy for archival purposes; and PROVIDED, FURTHER HOWEVER, that each Party may retain such Confidential Information of the other Party as is necessary or useful to calculate royalties due or to become due under Article 4 for a period of three (3) years after the later of the date upon which such royalties became due or were paid.

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                                X. MISCELLANEOUS

     10.1 LIMITATION OF LIABILITY. Neither Party shall be liable to the other Party for any lost profits or other indirect, incidental, consequential or special damages, including without limitation exemplary or punitive damages, arising out of such Party's performance or non-performance of its obligations under this Agreement, whether any such damages are based on a claim of negligence, strict liability, breach of warranty or otherwise.

     10.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom of Great Britain and Northern Ireland, without regard to conflicts of law principles dictating the application of the law of another jurisdiction.

     10.3 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and the Parties shall use their best reasonable efforts to replace any such invalid or unenforceable provision by one or more provisions that, to the extent legally possible, achieve the purposes intended under the invalid or unenforceable provision.

     10.4 ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including, without limitation, the Cross License Agreement.

     10.5 ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that each of the Parties may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Furthermore, Pharming shall not assign any of the Pharming Patent Rights to any Third Party, other than to a Third Party who expressly agrees to assume Pharming's obligations hereunder. Any purported assignment in violation of this Section
10.5 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing. Subject to the limitations set forth in the immediately preceding sentences, the provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

     10.6 WAIVER. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties. No waivers or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     10.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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CONFIDENTIAL

     10.8 HEADINGS. The headings of the articles, sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

     10.9 NOTICES. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by registered mail, return receipt requested, and if transmitted by telephonic facsimile (fax), with a copy sent by mail in accordance with this Section 10.9, and shall be effective when delivered by registered mail, telephonic facsimile, hand delivery or overnight courier service to the addressee at the address or telephonic facsimile number listed below or such other address or telephonic facsimile number as the addressee shall have specified in a notice actually received by the addressor.



         If to GTC:                 GTC Biotherapeutics, Inc.
                                    175 Crossing Boulevard
                                    Framingham, Massachusetts 01701-9322
                                    Fax:  (508) 370-3797
                                    Attention:  Chief Executive Officer

         with a copy to:            Palmer & Dodge LLP
                                    111 Huntington Avenue
                                    Boston, Massachusetts 02199-7613
                                    Fax:  (617) 227-4420
                                    Attention:  Nathaniel Gardiner, Esq.

         If to PHARMING:            Pharming Group, N.V.
                                    4 Archimedesweg 2333 CA
                                    Leiden, The Netherlands
                                    Fax:  31-(0) 71 524 7428
                                    Attention:  Chief Executive Officer

         and to:                    Mr. E.N. Muller, Trustee
                                    Geelkerken & Lindskens Advocaten,
                                    Sandtlaan 3b A-3,
                                    2223 GG Karwijk,
                                    The Netherlands

         with a copy to:            Ms. Anna McKay
                                    Roiter Zucker, Solicitors
                                    Regent House
                                    5-7 Broadhurst Gardens
                                    Swiss Cottage, London NW6 3RZ
                                    Fax: 020 7644 8953

     10.10 GOOD FAITH EFFORT TO RESOLVE DISPUTES. Any controversy or claim arising out of, or relating to, any provisions of this Agreement, or breach thereof, shall be referred for resolution to GTC's Chief Executive Officer, or his or her designee, and to Pharming's Chief Executive

CONFIDENTIAL


Officer, or his or her designee. If the Parties' respective officers, or their designees cannot reach a resolution of the dispute within sixty (60) days, then the dispute shall be resolved by binding arbitration pursuant to the provisions of Section 10.11.

     10.11 ARBITRATION. Any dispute arising between the Parties in connection with this Agreement which cannot be resolved pursuant to the provisions of
Section 10.10 shall be finally settled under the rules of the World Intellectual Property Organization ("WIPO") Arbitration Rules, effective from October 1, 1994 in the London Court of International Arbitration ("LCIA") in London, England. The Parties also agree as follows with respect to such arbitration:

     10.12 (a) The Arbitration proceedings shall be before a panel of three (3) arbitrators, one of such arbitrators to be selected by GTC, one of such arbitrators to be selected by Pharming, and a third arbitrator to be selected by the other two arbitrators;

     10.13 (b) Both legal and equitable remedies shall be available to the arbitrators. If London is inconvenient to one of the Parties the arbitration shall be held at such other location as the Parties may reasonably agree;

     10.14 (c) Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof;

     10.15 (d) Each Party shall bear its own costs, including the costs of the Arbitration;

     10.16 (e) If one Party fails to select an arbitrator within thirty (30) days after receiving notice of arbitration from the other Party, then such Party shall forfeit its right to select an arbitrator, and such arbitrator shall be selected by the LCIA; and

     10.17 (f) Pursuant to Article 40 of the WIPO arbitration rules the language of the arbitration shall be English.

     10.18 EQUITABLE RELIEF. Each Party acknowledges that in certain cases (as determined by the courts of competent jurisdiction) a breach by such Party of any of the provisions of this Agreement may entitle the other Party to equitable relief in addition to any other right or remedy, and this relief shall be available in addition to, and shall not be unavailable by reason of, the dispute resolution and arbitration provisions of Sections 10.10 and 10.11 hereof. Such equitable relief may be in the way of temporary restraining orders, and preliminary and permanent injunctions, and such other equitable relief as any court of competent jurisdiction may deem just and proper.

     10.19 FORCE MAJEURE. No Party shall be held liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, terrorist acts, riots, civil commotion's, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any court or governmental authority; PROVIDED, HOWEVER, that the Party so affected shall use commercially reasonable efforts to avoid or remove such


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CONFIDENTIAL

causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall seek mutually and in good faith a resolution of the delay or the failure to perform.



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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                            GTC BIOTHERAPEUTICS, INC.



                            By:      /S/ GEOFFREY F. COX
                               ------------------------------------------------
                                     Name:  Geoffrey F. Cox
                                     Title: Chief Executive Officer
                                     Date:  June 24, 2002



                            PHARMING GROUP N.V.



                            By:      /S/ FRANCIS PINTO
                                -----------------------------------------------
                                     Name:  Dr. Francis Pinto
                                     Title: Chief Executive Officer
                                     Date:  June 21, 2002

                            By:      /S/ FRANK PIEPER
                               ------------------------------------------------
                                     Name:  Dr. Frank Pieper
                                     Title: Managing Director, Vice President
                                            Research & Technology
                                     Date:  June 21, 2002

                            By:      /S/ E.N. MULLER
                               ------------------------------------------------
                                     Name:  Mr. E.N. Muller,
                                     Title: Bewindvoeder for Pharming
                                            Group N.V.
                                     Date:  June 21, 2002



                            PHARMING INTELLECTUAL PROPERTY B.V.



                            By:      /S/ E. N. MUELLER
                               ------------------------------------------------

                                     Name:  Mr. E.N. Muller,
                                     Title: Curator for Pharming Intellectual
                                            Property B.V.
                                     Date:  June 21, 2002

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                                    EXHIBIT A

                              Biogen Patent Rights

                                    [*****]



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                                   EXHIBIT B

                             Pharming Patent Rights

                                    [*****]



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                                    EXHIBIT C

                                 Opinion Letters

                                    [*****]



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                                    EXHIBIT D

                              ProBio Patent Rights

                                     [*****]



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                                    EXHIBIT E

                         Interference Settlement Letter

                                    [*****]



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                                   EXHIBIT F

                              Organizational Chart
                          (Current as of June 20, 2002)



                          PHARMING CORPORATE STRUCTURE


Percentages refer to
Pharming Group N.V.'s
Ownership stake


Pharming
Group N.V.

100%
Pharming
Health-care
Inc.

100%
Pharming
Intellectual
Property
B.V.

100%
Broekman
Instituut
B.V.

100%
Pharming
Technologies
B.V.

100%
Pharming
Holding
U.S. Inc.

1.6%
Mucovax
B.V.

3.2%
Protein
Genetics
Inc.

100%
ProBio Inc.